Exhibit 99.1
For Release: Wednesday, July 27, 2005, 8 am ET/5 am PT

Media Contacts	Investor Relations
Kathleen Greene	Susan Jin Davis
408-952-7434	408-434-2130
kgreene@covad.com	investorrelations@covad.com
COVAD COMMUNICATIONS GROUP ANNOUNCES
SECOND QUARTER 2005 RESULTS
VoIP Stations Grew 28%; Broadband Lines Increased To 554,400
San Jose, Calif. (July 27, 2005) – Covad Communications Group, Inc. (OTCBB: COVD), a leading national provider of integrated voice and data communications, today reported revenue for the second quarter of 2005 of $109.7 million, up from the $107.7 million reported for the first quarter of 2005 and up from $107.3 million reported in the second quarter of 2004.
Covad ended the second quarter of 2005 with approximately 554,400 broadband lines in service, an increase of 7,000 lines from the first quarter of 2005. More than one-third of the line growth was from sales of business T1 services.
Covad ended the second quarter of 2005 with 870 VoIP business customers using approximately 29,900 stations, representing a 28 percent increase in VoIP station count from March 31, 2005. VoIP stations added in the second quarter of 2005 were more than double the stations added in the first quarter of 2005. While VoIP station growth doubled quarter over quarter in 2005 revenue does not reflect similar growth primarily because of the treatment of installation and equipment charges, which are deferred for revenue recognition purposes when billed. These amounts billed will be recognized as revenue in subsequent quarters.
The company reported a net loss of $16.4 million, or $0.06 loss per share, for the second quarter of 2005 as compared to a net income of $34.4 million, or $0.11 per share, for the first quarter of 2005 and a net loss of $7.4 million, or $0.03 loss per share, in the second quarter of 2004.
Loss from operations for the second quarter of 2005 was $25.6 million compared to $26.6 million for the first quarter of 2005 and $6.7 million in the second quarter of 2004. The loss from operations in the second quarter of 2005 reflects the company’s continued investment in sales, marketing and implementation of Covad’s Voice over IP (VoIP) service.

Cash, cash equivalents and short-term investment balances, including restricted cash and investments, decreased by $4.6 million to $131.0 million in the second quarter of 2005 compared to a balance of $135.6 million at the end of the first quarter of 2005. Covad’s total cash balance as of June 30, 2005 includes proceeds from the sale of a portion of the Company’s ownership in ACCA Networks Co. LTD (ACCA), a Japanese broadband provider, as well as an EarthLink Line-Powered Voice Access prepayment.
“Our second quarter results, with continued growth in revenue, adding 7,000 broadband lines and increasing VoIP stations by 28 percent, are a reflection of our commitment to building a long-term profitable business and being a leader in voice and data services. Our direct sales force is proving to be a significant asset as we continue to set the standard for the business-class VoIP market,” said Charles Hoffman, Covad president and chief executive officer. “The second quarter also indicates a change in the mix of broadband lines with an increase in more profitable, business-class lines being added to our network. Additionally, our new initiatives with both AOL on high-speed Internet services and with EarthLink on Line-Powered Voice Access that were announced in the quarter will enable Covad to continue leveraging our nationwide network to innovate and collaborate with our partners.”
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2005 was a loss of $8.0 million as compared to a loss of $7.4 million in the first quarter of 2005 and a profit of $12.5 million in the second quarter of 2004. Refer to the Selected Financial Data, including Note 2, for a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure and other information.
The company’s wholesale subscribers contributed $78.1 million of revenue, or 71 percent, while direct subscribers contributed $31.6 million of revenue, or 29 percent. As of June 30, 2005, broadband lines in service were approximately 472,800 wholesale and 81,600 direct lines, as compared to approximately 465,900 wholesale and 81,500 direct lines as of March 31, 2005, and approximately 440,800 wholesale and 73,600 direct lines reported as of June 30, 2004.
For the second quarter of 2005, broadband and VoIP subscription revenue increased to $93.5 million from the $91.5 million reported in the first quarter of 2005 and the $87.5 million reported in the second quarter of 2004. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business and believes these revenues are a useful measure for investors as they represent a key indicator of the performance of the company’s core business. Refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

For the second quarter of 2005, gross margin was $33.5 million, or 31 percent of revenue, as compared to $35.0 million, or 32 percent of revenue, for the first quarter of 2005 and $44.6 million, or 42 percent of revenue, for the second quarter of 2004. Selling, general and administrative expenses were $41.5 million for the second quarter of 2005 as compared to $42.4 million for the first quarter of 2005 and $31.9 million in the second quarter of 2004.
“Our second quarter results are in line with the guidance we provided and reflect our continued commitment to invest in VoIP as well as opportunities in the broadband area,” said John Trewin, Covad senior vice president and chief financial officer. “The year-over-year increase in operating expenses reflects our conscious decision to invest to become a leader in the VoIP market. Going forward, we will continue to make strategic investments in our business to improve our VoIP, sales, marketing and delivery processes which will result in an improved customer experience and operational efficiencies, such as faster order processing and more automated billing.”
Operating Statistics
•	At the end of the second quarter of 2005, Covad had approximately 324,700 consumer and 229,700 business broadband lines in service representing 59 percent and 41 percent of total broadband lines, respectively. Covad had 870 VoIP business customers and approximately 29,900 VoIP stations as of June 30, 2005. Business customers contributed $81.6 million, or 74 percent, of total revenue.
•	Weighted Average Revenue per User (ARPU) for broadband lines was $55 per month during the second quarter of 2005, equivalent to $55 per month for the first quarter of 2005. Covad VoIP ARPU per customer (excluding resellers) was $1,698 per month during the second quarter of 2005, down from $1,763 per month for the first quarter of 2005.
•	Net customer disconnections, or churn, for broadband lines averaged approximately 3.2 percent in the second quarter of 2005, slightly up from 3.1 percent for the first quarter of 2005.
Business Outlook
In the third quarter of 2005, Covad will be focused on equipping central offices for the EarthLink line-powered voice trial, continuing network augmentations to support execution of the AOL High Speed offer and other broadband growth, and continuing investment to maintain leadership in the growing VoIP hosted-PBX market. The AOL trial has a positive effect on revenues, but negative impact on EBITDA and cash due to the upfront incremental expenditures to support that volume. There also is some capital expenditure related to the EarthLink trial so some cash received from EarthLink last quarter will be spent in the third quarter.

These expenditures are partially offset by the expectation of selling the balance of Covad’s shares in ACCA during the third quarter of 2005.
As a result, Covad expects total revenue for the third quarter of 2005 to be in the range of $111-116 million. Broadband and VoIP subscription revenue is expected to be in the range of $95-98 million. Covad expects its net loss to be in the range of $16-19 million, and EBITDA loss in the range of $12-15 million. Net change in cash, cash equivalents and short-term investments, including restricted cash and investments, in the third quarter of 2005 is expected to be in the range of negative $14-18 million.
Covad also announced today that it has been accepted for listing on the American Stock Exchange (Amex) under the symbol “DVW” for data, voice and wireless. Covad shares will begin trading on Amex on July 28, 2005. Covad was previously traded on the OTCBB.
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Wednesday, July 27, 2005 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (800) 510-0178 and reference pass code 80786596 . Participants are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on August 3, 2005 by dialing (888) 286-8010 and reference pass code 59801621. The webcast will be available through our website until July 26, 2006.
About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the company’s expected revenue, Broadband and VoIP subscription revenue, broadband subscriber line growth, net loss, EBITDA loss, change in cash, cash equivalents and short term investments, including restricted cash and investments. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control, that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

Selected Condensed Balance Sheet Data	As of	As of	As of
	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004
Cash, cash equivalents, and short-term investments	$128,444	$133,018	$150,996
Restricted cash and cash equivalents	2,533	2,533	2,533
Short term investments in equity securities	14,288	27,671	—
Accounts receivable, net	29,401	27,862	30,041
All other current assets	16,012	14,990	12,211
Property and equipment, net	71,494	71,444	78,707
Collocation fees and other intangible assets, net	26,843	29,452	34,561
Goodwill	36,626	36,626	36,626
Deferred costs of service activation	28,198	29,128	30,152
Deferred debt issuance costs	3,727	3,979	4,231
All other long-term assets	4,280	4,710	5,167

Total assets	$361,846	$381,413	$385,225

Total current liabilities	$116,176	$109,825	$116,717
Long-term debt	125,000	125,000	125,000
Collateralized customer deposit	40,152	42,237	44,444
Deferred gain resulting from deconsolidation of subsidiary	—	—	53,963
Unearned revenues	48,032	49,728	51,518
Other long-term liabilities	6,773	2,108	2,218
Total stockholders’ equity (deficit)	25,713	52,515	(8,635)

Total liabilities and stockholders’ equity (deficit)	$361,846	$381,413	$385,225

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

Consolidated Condensed Statements of Operations Data	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Revenues, net	$109,741	$107,718	$107,326	$217,459	$215,803
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	76,240	72,749	62,748	148,989	131,042
Selling, general and administrative	41,492	42,374	31,878	83,866	65,180
Depreciation and amortization of property and equipment	12,909	13,785	14,162	26,694	28,657
Amortization of collocation fees and other intangible assets	4,717	5,364	5,042	10,081	9,793
Provision for restructuring expenses	—	—	223	—	770

Total operating expenses	135,358	134,272	114,053	269,630	235,442

Loss from operations	(25,617)	(26,554)	(6,727)	(52,171)	(19,639)

Other income (expense)
Gain on deconsolidation of subsidiary	—	53,963	—	53,963	—
Gain on sale of investments in equity securities	9,421	7,246	—	16,667	—
Other	(207)	(281)	(679)	(488)	(1,298)

Other income (expense), net	9,214	60,928	(679)	70,142	(1,298)

Net income (loss)	$(16,403)	$34,374	$(7,406)	$17,971	$(20,937)

Earnings (loss) per common share:
Basic	$(0.06)	$0.13	$(0.03)	$0.07	$(0.09)

Diluted	$(0.06)	$0.11	$(0.03)	$0.07	$(0.09)

Weighted average number of common shares outstanding
Basic	263,918	263,691	242,359	263,852	237,593

Diluted	263,918	310,756	242,359	309,260	237,593

Gross Margin (Note 1)	$33,501	$34,969	$44,578	68,470	84,761
% of revenue	30.5%	32.5%	41.5%	31.5%	39.3%

EBITDA Calculation (Note 2)	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Net Income (Loss)	$(16,403)	$34,374	$(7,406)	$17,971	$(20,937)
Plus: Other (income) expense, net	(9,214)	(60,928)	679	(70,142)	1,298
Depreciation and amortization of property and equipment	12,909	13,785	14,162	26,694	28,657
Amortization of collocation fees and other intangible assets	4,717	5,364	5,042	10,081	9,793

EBITDA (Note 2)	$(7,991)	$(7,405)	$12,477	$(15,396)	$18,811

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Consolidated Revenue Data

Broadband subscription revenue (Note 3)	$90,736	$89,087	$87,032	$179,823	$176,631
VoIP subscription revenue (Note 3)	2,738	2,431	501	5,169	501
High-capacity circuit revenue	4,511	4,193	5,792	8,704	11,044
Dial-up revenue	—	—	1,130	—	2,188

Subtotal	$97,985	$95,711	$94,455	$193,696	$190,364
Financially distressed partners (Note 4)	120	(126)	(146)	(6)	(386)
Customer rebates and incentives not subject to deferral (Note 5)	(268)	(48)	(302)	(316)	(724)
Other revenue, net (Note 6)	11,904	12,181	13,319	24,085	26,549

Revenues, net	$109,741	$107,718	$107,326	$217,459	$215,803

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Consolidated Cost of Sales (exclusive of depreciation and amortization)

Direct Cost of Revenue, net (Note 8)	$20,559	$19,155	$15,967	$39,714	$33,643
Other Network and Product Costs (Note 9)	55,681	53,594	46,781	109,275	97,399

Cost of Sales (exclusive of depreciation and amortization)	$76,240	$72,749	$62,748	$148,989	$131,042

	As of
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004
Key Operating Data

End of Period Lines (EOP)
Company
Business	229,747	227,158	221,766
Consumer	324,652	320,256	292,579

Total Company	554,399	547,414	514,345
Wholesale
Business	169,559	168,189	165,009
Consumer	303,239	297,765	275,785

Total Wholesale	472,798	465,954	440,794
Direct
Business	60,188	58,969	56,757
Consumer	21,413	22,491	16,794

Total Direct	81,601	81,460	73,551
Direct VoIP
Customers	870	690	311
Stations	29,922	23,420	15,833

Average Revenue per User (ARPU)
Company
Business	$97	$96	$93
Consumer	$26	$25	$29

Total Company	$55	$55	$57
Wholesale
Business	$80	$78	$76
Consumer	$25	$25	$28

Total Wholesale	$45	$44	$46
Direct
Business	$145	$147	$140
Consumer	$32	$32	$46

Total Direct	$114	$116	$122
Direct VoIP
Customers (excluding resellers)	$1,698	$1,763	n/a
Stations	$35	$37	$42

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)
Three Months Ending September 30, 2005 — Business Outlook

EBITDA Calculation (Note 2)	Three Months Ending
	Sep 30, 2005
	Projected Range of Results
Net Loss	$(19,000)	to	$(16,000)
Plus: Other (income) expense, net	(14,000)	to	(12,000)
Depreciation and amortization of property and equipment	13,000	to	12,000
Amortization of collocation fees and other intangible assets	5,000	to	4,000

EBITDA (Note 2)	$(15,000)	to	$(12,000)

Consolidated Revenue Data	Three Months Ending
	Sep 30, 2005
	Projected Range of Results
Broadband subscription revenue (Note 3)	$91,000	to	$93,000
VoIP subscription revenue (Note 3)	4,000	to	5,000
High-capacity circuit revenue	4,000	to	5,000

Subtotal	$99,000	to	$103,000
Financially distressed partners (Note 4):	—	to	—
Customer rebates and incentives not subject to deferral (Note 5)	—	to	—
Other revenue, net (Note 6)	12,000	to	13,000

Revenues, net	$111,000	to	$116,000

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.
2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.
3.	Broadband and VoIP subscription revenue is defined as revenue for recurring services provided and earned during such period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high- capacity circuits and other adjustments. Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.
4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.
5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.
6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104) and FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.
7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.
9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.